Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur (Investors)
(909) 493-5611
Chris Eso (Media)
(909) 493-4013

WATSON PHARMACEUTICALS
REFOCUSES BUSINESS STRATEGY

–   Concentration on Urology, Nephrology and Generic Products Allows
Company to Streamline Its Operational Structure and Gain Cost Efficiencies   –

CORONA, CA– June 28, 2004 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, announced today that following an extensive strategic and operational review of its business, the Company is refocusing its product development and sales and marketing resources to concentrate on three core business areas: urology, nephrology and generics.

“Our generic business is strong.  We are refining our brand strategy and refocusing our resources on developing and promoting brand products in Urology and Nephrology.  These two areas will remain the core focus for Watson’s specialty Brand division going forward,” began Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer.  “We have had good success with products like OXYTROL® and ANDRODERM® in the specialty markets where we can compete effectively.  In addition, we look forward to bringing to market additional specialty products, such as our second generation OXYTROL® product and the Urology product recently licensed from Kissei Pharmaceuticals, Co., Ltd.”

As a result of this refocusing effort, the Company intends to terminate its contract sales force agreement with Ventiv Health, Inc. in the primary care area.

“As we approached the one year anniversary of the launch of OXYTROL®, it was appropriate that we evaluate our efforts and assess the current competitive environment,” continued Dr. Chao.  “While we have had success with OXYTROL® in the specialty urology and OB/GYN markets, we have faced challenges in the primary care market.”

In addition, as a result of increased competition in the brand-equivalent oral contraceptive market, Watson will report the revenues from the sales of branded generic oral contraceptive products in its Generic products division, beginning in the third quarter of 2004.

In conjunction with the refocusing of its business strategy, the Company will gain cost efficiencies from its streamlined operations.  The Company is implementing a cost reduction initiative across all aspects of its business.  Overall the Company expects to achieve total annual savings of between $80 and $90 million pre-tax per year, beginning in the third quarter of 2004, primarily attributable to the termination of the primary care contract sales force agreement.

Watson also announced today the strategic decision to retain Steris Laboratories, its injectable manufacturing facility located in Phoenix, Arizona.  The Company will augment the development and manufacturing of its generic injectable products at Steris with contract manufacturing, including three products under a recently signed agreement.  With the introduction of five new Watson injectable products expected in 2004, three of which have already been launched, Watson expects minimal earnings dilution costs associated with the retention of the facility for the remainder of 2004.  Separately, Watson expects to close its Miami manufacturing facility by the end of 2004.  The Company has no plans for any additional manufacturing plant closures.

“Our strategic decision to keep Steris positions us to compete in the attractive injectables market, which fits into our strategy of developing niche, specialty and difficult-to-manufacture products,” continued Dr. Chao.  “Through our Steris facility, we retain a world-class injectable facility.  The termination of the consent decree and the introduction of new injectable products is representative of the great achievement our employees have made this year.  This strategic asset for Watson, together with a select portfolio of interesting specialty product opportunities, should enable us to build our sterile injectables business in the future.”

“We remain confident in our current and long-term opportunities,” stated Dr. Chao.  “We will continue to invest for our future, increasing research and development approximately 30 percent in 2004, as compared to 2003.  We continue to believe in our balanced business strategy of internal research and development, supplemented by strategic alliances and acquisitions.  We are confident that the initiatives we are announcing today will provide us with the continuing means to foster sustainable, long-term growth opportunities for Watson.”

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time to discuss these recent corporate developments together with its amended second quarter and full year of 2004 estimates. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 8406079.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Eastern Daylight Time, Friday, July 2, 2004.  To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watsonpharm.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; timely and successful implementation of strategic initiatives; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification of and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; the impact of competitive products and pricing; variability of revenue mix between the Company’s Brand and Generic divisions; patents and other intellectual property rights held by competitors and other third parties; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s facilities, products and/or business; uncertainties related to the timing and outcome of litigation and other claims; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s

Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

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